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                                                                    EXHIBIT 99.1
     [LOGO OF VENTIV HEALTH]


     Contacts:

         Investors/Corporate:                 Media:

         John R. Emery                        Noonan/Russo Communications, Inc.
         Chief Financial Officer              Lynn Blenkhorn
         (212) 768-8000                       (212) 696-4455
         investor@ventiv.com                  media@ventiv.com

            REVISED PROCESS FOR AMENDMENT OF VENTIV'S CREDIT FACILITY

         NEW YORK, December 3, 2001 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, announced today that the Company and its lenders intend to amend the Company's $50 million unsecured revolving credit facility on or prior to December 31, 2001. Ventiv previously disclosed in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2001, that as a result of the Company's non-compliance with certain existing financial covenants in its credit facility for the twelve months ending September 30, 2001, on November 14, 2001 the Company entered into a term sheet with its lenders to enter into an amended credit facility on or before December 3, 2001. The amended credit facility would be secured by Ventiv's assets and would include a waiver of non-compliance through December 21, 2001 for Ventiv's non-compliance with these certain existing financial covenants. It was anticipated that subsequent to December 3, 2001 the parties would agree on modified financial and restrictive covenants and other terms, which would be incorporated into the amended credit facility on or before the December 21, 2001 expiration date of the waiver of non-compliance.

         In lieu of this two-step approach, Ventiv and its lenders have now agreed to defer amending Ventiv's existing credit facility in any form until final agreement is reached on modifications to financial and restrictive covenants and other terms. In the interim, Ventiv's lenders have reserved all rights and remedies, including the right to declare all amounts outstanding under the current facility immediately payable. Accordingly, in its Form 10-Q, Ventiv classified all amounts outstanding under the credit facility as current at September 30, 2001. On September 30, 2001 Ventiv had cash and equivalents of $45.1 million and debt outstanding under the credit facility of $35 million.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: risks of general business disruption, including such risks as they relate to our reliance on computer technology; the potential for regulatory or other change in the pharmaceutical and life sciences industries; risks relating to compliance with governmental regulation relating to the handling and distribution of pharmaceutical products; our risks inherent in our international operations; our dependence on expenditures by companies in the pharmaceutical and life sciences industries; uncertainty related to the continued growth of pharmaceutical outsourcing; our ability to compete successfully with other services in the market and to operate and compete successfully in new lines of business; our ability to maintain

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VENTIV HEALTH, INC. REPORTS
THIRD QUARTER RESULTS
Page 2 of 2

large client contracts or to enter into new contracts; uncertainties related to future incentive payments and earnings under revenue sharing arrangements; the ability of Ventiv's lenders to exercise all rights and remedies under our $50 million unsecured revolving credit facility pending amendment of the facility; and, the availability of financing for future expansion and internal growth initiatives.